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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-156114

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated December 24, 2008)

5,000,000 Common Units

$            per common unit

       We are selling 5,000,000 common units representing limited partner interests in TC Pipelines, LP. Our common units are traded on the Nasdaq Global Select Market under the symbol "TCLP." The last reported sales price of our common units on November 11, 2009 was $40.00 per common unit.

       Investing in our common units involves risks. See "Risk Factors" on page S-9 of this prospectus supplement and on page 5 of the accompanying prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Offering Proceeds to us (before expenses)	$	$

       We have granted the underwriters a 30-day option to purchase up to an additional 750,000 common units to cover over-allotments.

       The underwriters expect to deliver the common units on or about November            , 2009.

Joint Book-Running Managers

Citi	BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank

Senior Co-Managers
J.P. Morgan	Wells Fargo Securities

                , 2009

Great Lakes (46.45% ownership)
Northern Border (50% ownership)
Tuscarora (100% ownership)
North Baja (100% ownership)
TransCanada wholly & partially owned pipeline assets
TransCanada (proposed)
TransCanada (in development)
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2
3
4

TABLES OF CONTENTS

Prospectus Supplement

Prospectus

About This Prospectus	i
Where You Can Find More Information	1
Cautionary Statement Regarding Forward-Looking Statements	2
About TC Pipelines, LP	4
Risk Factors	5
Use of Proceeds	20
Ratio of Earnings to Fixed Charges	20
Description of Common Units	20
Description of Debt Securities	21
Tax Considerations	33
Investment in Us by Employee Benefit Plans	47
Plan of Distribution	48
Legal Matters	49
Experts	50

        This document is in two parts. The first part is this prospectus supplement, which describes our business and the specific terms of this common unit offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this common unit offering. The accompanying prospectus relates to common units or debt securities we may offer from time to time as well as common units that may be offered from time to time by the selling unitholders. If the information about the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

S-i

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates on the front of these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

        For purposes of this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms "TC PipeLines," "us," "we," "our" and similar terms refer to TC PipeLines, LP, together with our subsidiary limited partnerships. "TransCanada" refers to TransCanada Corporation and its subsidiaries. "TC PipeLines GP" refers to TC PipeLines GP, Inc., our general partner.

S-ii

SUMMARY

        You should carefully read the entire prospectus supplement, the accompanying prospectus and the other documents incorporated by reference to understand fully our business and the terms and risks of the common units, as well as the tax and other considerations that are important in making your investment decision. Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters' option to purchase additional common units.

 TC PipeLines, LP

        We are a publicly traded Delaware limited partnership formed in 1998 by TransCanada PipeLines Limited, a wholly-owned subsidiary of TransCanada Corporation, to acquire, own and participate in the management of North American energy infrastructure businesses. To date, our primary focus has been in the transportation of natural gas from the Western Canada Sedimentary Basin ("WCSB") to a variety of downstream markets in the United States. Our strategic focus is on delivering stable, sustainable cash distributions to our unitholders and finding opportunities to increase cash distributions while maintaining a low risk profile.

        We believe our strong financial position gives us the capacity to pursue opportunities to grow our assets and cash flow in a sustained and disciplined manner for the long-term benefit of our unitholders.

        Our pipeline systems are underpinned by firm transportation contracts, federal regulation and strong long-term business fundamentals. Customer demand for the transportation services our pipeline systems provide is directly related to the demand for natural gas in the markets served by our pipeline systems. Although demand for natural gas is expected to continue to decline in North America through the remainder of 2009 and into 2010 with the current economic downturn, we expect a demand increase in the long term.

        Our current portfolio of interstate natural gas pipeline systems in the U.S. consists of:

  •
  A 46.45% general partner interest in Great Lakes Gas Transmission Limited Partnership ("Great Lakes"). The remaining 53.55% interest in Great Lakes is held by TransCanada. Great Lakes was originally constructed as an operational loop of the TransCanada Mainline Northern Ontario system. Great Lakes receives natural gas from TransCanada at the Canadian border near Emerson, Manitoba and extends across Minnesota, Northern Wisconsin and Michigan, and redelivers gas to TransCanada at the Canadian border at Sault Ste. Marie, Michigan and St. Clair, Michigan. Great Lakes also connects to strategic gas storage centers in Michigan and other interstate natural gas pipelines.

  •
  A 50% general partner interest in Northern Border Pipeline Company ("Northern Border"). The other 50% interest is held by ONEOK Partners, L.P., a publicly traded limited partnership that is controlled by ONEOK, Inc. Northern Border transports natural gas from the Canadian border near Port of Morgan, Montana to a terminus near North Hayden, Indiana. Additionally, Northern Border transports natural gas produced in the Williston Basin of Montana and North Dakota, and in the Powder River Basin of Wyoming and Montana, as well as synthetic gas produced at the Dakota Gasification plant in North Dakota.

  •
  A 100% interest in North Baja PipeLine, LLC ("North Baja"). The North Baja system extends from an interconnection with El Paso Natural Gas Company near Ehrenberg, Arizona to a point near Ogilby, California on the California/Mexico border where it connects with the Gasoducto Bajanorte natural gas pipeline system, which is owned by Sempra Energy International. North Baja is a bi-directional system, which allows it to accept receipts and make deliveries of natural gas at both the interconnection with El Paso Natural Gas Company and the interconnection with Gasoducto Bajanorte.

  •
  A 100% interest in Tuscarora Gas Transmission Company ("Tuscarora"). Tuscarora originates at an interconnection point with existing facilities of Gas Transmission Northwest Corporation ("GTNC"), an indirect wholly-owned subsidiary of TransCanada, near Malin, Oregon and runs southeast through Northeastern California and Northwestern Nevada. Tuscarora's pipeline system terminates near Wadsworth, Nevada. Along its route, deliveries are made in Oregon, Northern California and Northwestern Nevada.

        TransCanada operates Great Lakes, Northern Border, North Baja and Tuscarora.

Recent Developments

  Partnership

  North Baja Acquisition

        On July 1, 2009, we acquired the 100% interest in North Baja from GTNC for a total purchase price of approximately $270 million.

        The North Baja Pipeline System is an 80-mile bi-directional natural gas pipeline that extends from Southwestern Arizona to a point on the California/Mexico border and connects with a natural gas pipeline system in Mexico. North Baja consists of 30 and 36-inch diameter pipeline with a capacity of up to 600 million cubic feet per day and is underpinned by long-term contracts extending, on average, to 2026.

        We paid approximately $270 million upon the closing of the acquisition. If GTNC completes an expansion of the pipeline from the Mexico/Arizona border to Yuma City, Arizona by June 30, 2010, we will pay GTNC up to an additional $10 million for the expansion, which amount shall be determined using a formula that is based on transportation service agreements to be entered into by us in connection with the expansion.

        The acquisition was financed through a combination of debt and equity. We funded the acquisition by (i) drawing $170 million on our $250 million revolving credit facility, (ii) selling approximately $80 million of our limited partner interests and general partner interests and (iii) using approximately $20 million of cash on hand.

  Revised Incentive Distribution Rights

        On July 1, 2009, we also entered into an Exchange Agreement with our general partner pursuant to which we issued to our general partner revised incentive distribution rights ("IDRs") and 3,762,000 common units in exchange for the cancellation of the incentive distribution rights previously owned by our general partner under our partnership agreement (the "IDR Reset Transaction").

        Under the revised IDRs, our general partner receives 2% of any cash distributions we make (not counting any distributions to which it is entitled by virtue of owning common units) by reason of its capital contributions to us and our intermediate partnerships. If our quarterly cash distributions exceed $0.81 per unit in any given quarter, our general partner receives 15% of the cash distributed in excess of that amount until each unitholder has received distributions exceeding $0.88 per unit for that quarter. If our quarterly cash distributions exceed $0.88 per unit in any given quarter, our general partner receives 25% of the cash distribution in excess of that amount for that quarter. The distributions to our general partner described above, other than in its capacity as an owner of common units, that are in excess of its 2% general partner interest represent incentive distribution rights.

  Our Pipeline Systems

  Great Lakes Contract Renewal

        Great Lakes has approximately 830 thousand dekatherms per day ("MDth/d") of longhaul capacity under contracts expiring on October 31, 2010 with its largest shipper, TransCanada. On November 3, 2009, Great Lakes and TransCanada extended contracts until October 31, 2011 for 470 MDth/d of capacity, some at a slightly discounted rate, and agreed to provide other transportation services. The contract for the remaining approximate 360 MDth/d of capacity will expire October 31, 2010. Great Lakes will actively market and post the expiring capacity for shipper interest in early 2010.

  Northern Border Debt Financing

        On August 26, 2009, Northern Border closed a private placement of $100 million aggregate principal amount of 6.24% Senior Notes due August 26, 2016. Net proceeds from the sale of the notes, together with a $76 million equity infusion from Northern Border's two partners (our 50% share was $38 million) and a combination of borrowings of $18 million under Northern Border's revolving credit facility and cash on hand of $6 million, were used to redeem $200 million aggregate principal amount of Northern Border's 7.75% Senior Notes due September 1, 2009.

Business Strategies

        Our strategic focus is on delivering stable, sustainable cash distributions to our unitholders and finding opportunities to increase cash distributions while maintaining a low risk profile.

        We seek opportunities to undertake accretive acquisitions and pursue organic growth projects to maximize the value of our existing portfolio of pipeline systems. Working with our partners in our pipeline systems, we seek to pursue policies that:

  •
  Maximize the utilization of our pipeline systems;

  •
  Expand our pipeline systems to meet market demand; and

  •
  Continue to promote safe and efficient operations.

        We intend to support the execution of our business strategies by:

  •
  Maintaining a strong and balanced financial position to:

  •
  maintain a prudent level of available cash for distribution to unitholders;

  •
  fund future growth; and

  •
  broaden our asset base in a disciplined and focused manner;

  •
  Investing in North American energy infrastructure assets that are underpinned by strong business fundamentals and provide stable cash flows; and

  •
  Maximizing the benefits of our relationship with TransCanada.

Competitive Strengths

        We believe that we are well positioned to execute our business strategies successfully because of the following competitive strengths:

  •
  Our pipeline systems hold strategic market positions and, except for North Baja, comprise critical links for the transportation of natural gas from the Alberta Hub in Canada to U.S. markets. The Alberta Hub is one of the largest natural gas hubs in North America. Additional Canadian natural gas supply sources may be available in the future if new pipeline projects associated with the Montney and Horn River shale deposits in Western Canada are constructed, and the longer-term potential associated with the proposed development of the Mackenzie Delta in Northern Canada and Alaska are realized;

  •
  With TransCanada as operator of our pipeline systems, we believe our pipeline systems are well positioned to continue to operate as trusted and experienced transportation service providers; and

  •
  The senior management team and the board of directors of our general partner have extensive industry experience and include some of the most senior officers of TransCanada. The management team plays a significant role in developing the strategic direction of our pipeline systems and their associated operations, and we believe our ability to execute our business strategies is enhanced by our affiliation with TransCanada.

Our Relationship with TransCanada

        One of our principal strengths is our relationship with TransCanada. TransCanada, a Canadian corporation, was founded in 1951 with the objective of transporting natural gas from Alberta to distant markets. Today, TransCanada is a major North American energy infrastructure company engaged in numerous aspects of the energy industry but is primarily focused on natural gas transmission and power generation services. TransCanada owns approximately 36,500 miles of wholly-owned natural gas pipelines, interests in an additional 4,800 miles of natural gas pipelines, approximately 370 Bcf of storage capacity and, including facilities that are under construction or in development, also owns, operates, and/or controls approximately 11,800 megawatts of power generation. Also, currently under construction is Keystone, an oil pipeline consisting of 2,147 miles of pipe that will initially transport crude oil from Hardisty, Alberta, Canada to U.S. Midwest markets and to Cushing, Oklahoma.

        TransCanada provides access to a significant pool of management talent and strong relationships throughout the energy industry. We expect to pursue strategic acquisitions in a disciplined manner and to have the opportunity to participate jointly with TransCanada in reviewing potential acquisitions, including transactions that we would be unable to pursue on our own. Additionally, we may have the opportunity to make acquisitions directly from TransCanada in the future. TransCanada, however, is under no obligation to allow us to participate in any of its pipeline or energy infrastructure acquisitions, nor is TransCanada required to offer any of its assets to us.

Our Pipeline Systems

        All of our pipeline systems are regulated by the Federal Energy Regulatory Commission ("FERC"). Operating revenue is derived from the transportation of natural gas. The maximum transportation rates that our pipeline systems may charge are approved by the FERC, and in most cases, established in a FERC proceeding known as a rate case. During a rate case, a determination is reached by the FERC, either through a hearing or a settlement, on the maximum rates permissible for transportation service that include the recovery of cost-based investment, operating expenses and a reasonable return for its investors. Once maximum rates are set, the pipeline system is not permitted to adjust the maximum rates to reflect changes in costs or contract demand until new rates are approved by the FERC, usually after a rate case has been filed. The FERC also governs the general terms and conditions for natural gas transportation service on interstate natural gas pipelines. The tariff also allows for services to be provided under negotiated and discounted rates. As a result, earnings and cash flow of each pipeline system depend on costs incurred; contracted capacity and transportation path; the volume of gas transported; and the ability of each system to sell capacity at acceptable rates.

Partnership Structure and Management

        Our ownership interests in each of Great Lakes, Northern Border, North Baja and Tuscarora are held by our subsidiary intermediate limited partnerships. The following chart depicts our organizational and ownership structure after the offering, assuming no exercise of the underwriters' option to purchase additional units. The ownership percentages reflect the approximate ownership interest in us and our subsidiary limited partnerships on a combined basis.

(1)
The remaining 53.55% partner interests is held by TransCanada affiliates.

(2)
The remaining 50% general partner interest is held by ONEOK Partners, L.P.

The Offering

Common units offered	5,000,000 common units; or 5,750,000 common units if the underwriters exercise their option to purchase additional common units in full.
Units outstanding after this offering	46,227,766 common units; or 46,977,766 common units if the underwriters exercise their option to purchase additional common units in full.
Use of proceeds
We expect to use the net proceeds of this offering to pay down debt under our revolving credit facility and for general partnership purposes. Affiliates of certain of the underwriters are lenders under our credit facility and, accordingly, will receive a substantial portion of the proceeds of this offering. Please read "Use of Proceeds."
Cash distributions
Under our partnership agreement, we must distribute all of our cash on hand as of the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define this term in our partnership agreement. On November 13, 2009, we will pay a cash distribution for the third quarter of 2009 of $0.73 per common unit to unitholders of record at the close of business on October 31, 2009.

Our general partner receives 2% of any cash distributions we make (not counting any distributions to which it is entitled by virtue of owning common units) by reason of its capital contributions to us and our intermediate partnerships. If our quarterly cash distributions exceed $0.81 per unit in any given quarter, our general partner receives 15% of the cash distributed in excess of that amount until each unitholder has received distributions exceeding $0.88 per unit for that quarter. If our quarterly cash distributions exceed $0.88 per unit in any given quarter, our general partner receives 25% of the cash distribution in excess of that amount for that quarter. The distributions to our general partner described above, other than in its capacity as an owner of common units, that are in excess of its 2% general partner interest represent incentive distribution rights. For a description of our cash distribution policy, please read "Description of Common Units — Distributions" in this prospectus supplement.
Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through December 31, 2011, then you will be allocated, on a cumulative basis, an amount of federal taxable income for taxable years 2009 through 2011 that will be less than 20% of the cash distributed with respect to that period. Please read "Tax Consequences" in this prospectus supplement for the basis of this estimate.
Nasdaq Global Select Market symbol	TCLP
Risk factors	There are risks associated with investing in our common units. Please see "Risk Factors" on page S-9 of this prospectus supplement and page 5 of the accompany prospectus.

 Summary Historical Financial Data

        We have derived the summary historical financial data for the three years ended December 31, 2008 from our audited financial statements and related notes. We have derived the summary historical financial data as of and for the nine months ended September 30, 2009 and 2008 from our unaudited financial statements, which have been prepared on a consistent basis with our audited financial statements and the notes thereto, except as indicated in footnote 3 to the table below, and include all normal and recurring adjustments that are, in the opinion of our management, necessary for a fair presentation of our financial results for those periods. You should read the information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Nine Months Ended September 30,
	2008	2007(1)	2006(2)	2009	2008
				(unaudited)
	(millions of U.S. dollars, except per unit amounts)
Income Data
Equity income from investment in Great Lakes	$57.3	$49.0	$—	$45.6	$44.4
Equity income from investment in Northern Border	65.3	61.2	56.6	31.5	48.1
Equity income from investment in Tuscarora	—	—	5.9	—	—
Transmission revenues	31.6	27.2	0.9	34.1	23.3
Operating expenses	(9.5)	(8.3)	(2.7)	(10.2)	(6.8)
Depreciation	(6.9)	(6.3)	(0.2)	(7.2)	(5.1)
Financial charges, net and other	(30.1)	(33.8)	(15.8)	(20.9)	(22.8)

Net income prior to recast				72.9	81.1
North Baja's contribution prior to acquisition(3)				8.3	12.8

Net income	$107.7	$89.0	$44.7	$81.2	$93.9

Basic and diluted net income per unit	$2.75	$2.51	$2.39	$1.78	$2.06

Cash Flow Data
Cash distribution paid per unit	$2.775	$2.565	$2.325	$2.140	$2.070

Balance Sheet Data (at December 31 and September 30)
Total assets	$1,448.5	$1,492.6	$777.8	$1,692.2
Long-term debt (including current maturities)	536.8	573.4	468.1	737.5
Partners' equity	875.6	900.1	303.9	921.9

(1)
We acquired a 46.45% interest in Great Lakes on February 22, 2007. The equity method is used to account for our investment in Great Lakes.

(2)
We accounted for our investment in Tuscarora using the equity method until December 19, 2006 and began consolidating Tuscarora's operations upon acquisition of the additional 49% general partner interest.

(3)
Because North Baja was acquired from TransCanada, the acquisition was accounted for as transactions between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada's carrying value and our historical financial information was recast to include the acquired entity for the nine months ended September 30, 2008 and 2009. The effect of recasting our consolidated financial statements to account for the common control transaction increased our net income by $8.3 million and $12.8 million for the nine months ended September 30, 2009 and 2008, respectively, from amounts previously reported and increased our cash flows by $14.0 million for the nine months ended September 30, 2008. The financial information for the years ended December 31, 2008, 2007 and 2006 has not been recast.

RISK FACTORS

        Investing in our common units offered pursuant to this prospectus supplement and the accompanying prospectus involves certain risks. You should carefully consider the risk factors included in the accompanying prospectus and in Part I — Item 1A of our annual report on Form 10-K for the year ended December 31, 2008 and Part II — Item 1A of our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, together with the other information included or incorporated by reference in this prospectus supplement, before investing in our common units.

USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $             million, including the capital contribution of $             million from our general partner to maintain its 2% general partner interest, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional common units in full, we will receive net proceeds of approximately $             million, including a proportionate capital contribution of $             million from our general partner.

        We will use the net proceeds of this offering (including from any exercise of the underwriters' option to purchase additional common units) to repay debt outstanding under our revolving credit facility dated as of February 13, 2007, which indebtedness was incurred to finance our North Baja acquisition and the equity cash call by Northern Border, and for general partnership purposes. As of September 30, 2009, we had $203.0 million of outstanding borrowings under our revolving credit facility, which matures on December 12, 2011. Prior to hedging activities, the interest rate was 0.78% at September 30, 2009. Affiliates of certain of the underwriters will receive a substantial portion of the net proceeds through the repayment by us of amounts outstanding under our credit facility with the net proceeds of this offering. Please read "Underwriting."

 CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2009:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to (i) the sale by us of 5,000,000 common units in this offering and the capital contribution from our general partner to maintain its 2% general partner interest, and (ii) the repayment of debt outstanding under our revolving credit facility with the net proceeds of this offering.

        This table should be read in conjunction with our financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2009
	Actual	As Adjusted
	(millions of U.S. dollars)
Long-term debt:
Current portion of long-term debt	$4.4	$
Long-term debt	733.1

Total long-term debt	737.5

Partners' capital:
General partner	19.9
Limited partners	929.5
Accumulated other comprehensive loss	(27.5)

Total partners' capital	921.9

Total capitalization	$1,659.4	$

 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units are traded on the Nasdaq Global Select Market under the symbol "TCLP." The following table sets forth, for the periods indicated, the high and low closing prices for our common units, as reported on the Nasdaq Global Select Market, and quarterly declared cash distributions per common unit. The closing sales price of our common units on the Nasdaq Global Select Market on November 11, 2009 was $40.00.

	Price Ranges
			Cash Distributions Per Unit(a)
	High	Low
2009
First Quarter	$30.44	$23.62	$0.705
Second Quarter	$36.43	$29.71	$0.730
Third Quarter	$39.14	$34.82	$0.730
Fourth Quarter (through November 11, 2009)	$41.10	$37.99
2008
First Quarter	$37.30	$31.60	$0.700
Second Quarter	$36.96	$33.75	$0.705
Third Quarter	$34.98	$30.42	$0.705
Fourth Quarter	$31.72	$18.82	$0.705
2007
First Quarter	$37.54	$35.29	$0.650
Second Quarter	$42.83	$36.34	$0.655
Third Quarter	$40.69	$32.98	$0.660
Fourth Quarter	$37.35	$35.50	$0.665

(a)
Cash distributions declared for each respective quarter. Cash distributions were declared and paid within 45 days following the close of each quarter.

 DESCRIPTION OF COMMON UNITS

Distributions

        We will make quarterly cash distributions to our partners comprising all of our Available Cash. Available Cash is defined in the partnership agreement and generally means, with respect to any quarter of the partnership, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

  •
  provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated credit needs);

  •
  comply with applicable laws or any of our debt instruments or agreements; or

  •
  provide funds for cash distributions to unitholders and the general partner in respect of any one or more of the next four quarters.

        As a result of the amendments to the IDRs in our partnership agreement effective July 1, 2009, we now distribute Available Cash from our operations in the following manner:

  •
  first, 98% to all units, pro rata, and 2% to the general partner, until each unitholder has received the first target distribution of $0.81 per common unit for that quarter;

  •
  second, 85% to all units, pro rata, and 15% to the general partner, until each unitholder has received the second target distribution of $0.88 for that quarter; and

  •
  thereafter, 75% to all units, pro rata, and 25% to the general partner.

 TAX CONSEQUENCES

        The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read "Tax Considerations" and "Risk Factors — Tax Risks to Common Unitholders" in the accompanying prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

Ratio of Taxable Income to Distributions

        We estimate that if you purchase common units in this offering and own them through the record date for the distribution with respect to the fourth calendar quarter of 2011, then you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the amount of cash distributed to you with respect to that period. If you continue to own common units purchased in this offering after that period, the percentage of federal taxable income allocated to you may be higher. Our estimate is based upon many assumptions regarding our business and operations, including assumptions as to tariffs, capital expenditures, cash flows and anticipated cash distributions. Our estimate assumes our available cash will approximate the amount necessary to continue to distribute the current quarterly distribution of $0.730 per unit (based on the last quarterly distribution paid by us) throughout the referenced period. This estimate and the assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, this estimate is based on current tax law and certain tax reporting positions that we have adopted. The Internal Revenue Service could disagree with our tax reporting positions. Accordingly, we cannot assure you that the estimate will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

  •
  gross income from operations exceeds the amount required to make the current quarterly distribution on all units, yet we only distribute the current quarterly distribution on all units; or

  •
  we make a future offering of common units and use the proceeds of such offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of such offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of such offering.

 UNDERWRITING

        Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as joint book-running managers of the underwritten offering and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter's name.

Underwriters	Number of Common Units
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Securities LLC
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC

Total	5,000,000

        The underwriting agreement provides that the underwriters' obligations to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the option described below) if they purchase any of the common units.

        The underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of this prospectus and some of the common units to dealers at the public offering price less a concession not to exceed $            per unit. If all of the common units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement to purchase up to 750,000 additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter's initial purchase commitment.

        The common units are traded on the Nasdaq Global Select Market under the symbol "TCLP."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        We estimate that the total expenses of this offering, other than underwriting discounts and commissions, will be $                                    .

        We and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities.

        We, our general partner and our general partner's officers and directors have agreed that, for a period of 60 days from the date of this prospectus, we and they will not, without the prior written consent of the underwriters, dispose of or hedge any common units or any securities convertible into or exchangeable for our common units; provided, however, that we may sell common units to a subsidiary of TransCanada so long as the purchaser agrees to be bound by this lock-up with respect to any further disposition of any such common units.

        The 60-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 60-day restricted period we issue an earnings release or announce material news or a material event; or

  •
  prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        The representatives may release any of the securities subject to lock-up agreements in whole or in part at any time with or without notice.

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell common units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common units in excess of the number of common units to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of common units made in an amount up to the number of common units represented by the underwriters' over-allotment option. In determining the source of common units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the common units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of common units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of common units in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Stock Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        Certain of the underwriters and their respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. Additionally, affiliates of Citigroup Global Markets Inc., UBS Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC are lenders under our revolving credit facility and may receive a substantial portion of the net proceeds from this offering pursuant to the repayment of borrowings under that credit facility. An affiliate of UBS Securities LLC acted as our advisor in connection with the recent North Baja acquisition and revisions to our IDRs, for which it received customary fees. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the accounts of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        Because the Financial Industry Regulatory Authority, or FINRA, views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Conduct Rules. Investor suitability with respect to the limited partnership units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. The representatives will allocate common units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

        Other than this prospectus supplement and the accompanying prospectus in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus or registration statement of which the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common units. The underwriters are not responsible for information contained in websites that they do not maintain.

 LEGAL MATTERS

        The validity of the common units will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Certain legal matters in connection with the common units offered under this prospectus supplement will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of TC PipeLines, LP and its subsidiaries as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent chartered accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Great Lakes Gas Transmission Limited Partnership and subsidiary as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Northern Border Pipeline Company as of December 31, 2008 and 2007 and for each of the years in the three-year period December 31, 2008, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.tcpipelineslp.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2009.

  •
  Our Current Reports on Form 8-K filed on May 20, 2009 (other than Item 7.01), July 1, 2009 (other than Item 7.01), October 14, 2009 and November 12, 2009.

  •
  The description of our common units contained in our registration statement on Form 8-A/A, filed on November 12, 2009.

        We also incorporate by reference additional documents that we may file with the SEC (other than documents that are deemed "furnished" and not "filed" under SEC guidelines) until all of the securities offered by this prospectus have been sold. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

        You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the following address:

TC PipeLines, LP
13710 FNB Parkway
Omaha, Nebraska 68154-5200
Toll Free: (877) 290-2772

Prospectus

$250,000,000
TC PipeLines, LP
Common Units
Debt Securities

       We may in one or more offerings offer and sell common units representing limited partner interests and debt securities. The aggregate initial offering price of the securities that we offer by this prospectus will not exceed $250,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. We will provide the specific terms of the securities in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus.

       You should read this prospectus and the applicable prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

       Our common units are quoted for trading on The Nasdaq Global Select Market under the symbol "TCLP."

       Investing in our common units and debt securities involves risks. Limited partnerships are inherently different from corporations. See "Risk Factors" beginning on page 5 to read about important risks that you should consider before buying our securities.

       None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 24, 2008

About This Prospectus	i
Where You Can Find More Information	1
Cautionary Statement Regarding Forward-Looking Statements	2
About TC Pipelines, LP	4
Risk Factors	5
Use of Proceeds	20
Ratio of Earnings to Fixed Charges	20
Description of Common Units	20
Description of Debt Securities	21
Tax Considerations	33
Investment in US by Employee Benefit Plans	47
Plan of Distribution	48
Legal Matters	49
Experts	50

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we may sell up to $250,000,000 in total offering amount of the common units or debt securities described in this prospectus in one or more offerings.

        This prospectus provides you with only a general description of us and the common units and debt securities that we may offer. This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus is a part. Each time we sell common units or debt securities with this prospectus, we will provide a prospectus supplement that contains specific information about the offering and the terms of the offered securities. The prospectus supplement also may add, delete, update or change information contained in this prospectus. You should rely only on the information in the applicable prospectus supplement if this prospectus and the applicable prospectus supplement are inconsistent. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the section of this prospectus titled "Where You Can Find More Information." In particular, you should carefully consider the risks and uncertainties described under the section titled "Risk Factors" or otherwise included in any applicable prospectus supplement or incorporated by reference in this prospectus before you decide whether to purchase the securities. These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and ultimately affect our ability to make payments on the securities.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any underwriter, dealer or agent will make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.tcpipelineslp.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2008.

  •
  Our Current Reports on Form 8-K filed on February 22, 2008, April 18, 2008, April 24, 2008, May 22, 2008, July 31, 2008, September 4, 2008, September 9, 2008, September 17, 2008, October 31, 2008 and November 5, 2008.

  •
  The description of our common units contained in our registration statement on Form 8-A, filed on May 14, 1999.

        We also incorporate by reference additional documents that we may file with the SEC until all of the securities offered by this prospectus have been sold. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

        You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the following address:

TC PipeLines, LP
13710 FNB Parkway
Omaha, Nebraska 68154-5200
Toll Free: (877) 290-2772

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The statements in this prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference that are not historical information, including statements concerning plans and objectives of management for future operations, economic performance or related assumptions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "forecast" and other words and terms of similar meaning. The absence of these words, however, does not mean that the statements are not forward-looking.

        These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include:

  •
  the ability of Great Lakes Gas Transmission Limited Partnership ("Great Lakes") and Northern Border Pipeline Company ("Northern Border") to continue to make distributions at their current levels;

  •
  the impact of unsold capacity on Great Lakes and Northern Border being greater or less than expected;

  •
  competitive conditions in our industry and the ability of our pipeline systems to market pipeline capacity on favorable terms, which is affected by:

  •
  future demand for and prices of natural gas;

  •
  competitive conditions in the overall natural gas and electricity markets;

  •
  availability of supplies of Canadian and United States (U.S.) natural gas;

  •
  the oversupply of natural gas in the Mid-continent market;

  •
  availability of additional storage capacity and current storage levels;

  •
  weather conditions;

  •
  competitive developments by Canadian and U.S. natural gas transmission companies, including the construction of the Eastern segment of the Rockies Express Pipeline ("REX East") to Clarington, Ohio; and

  •
  development of newly discovered natural gas plays such as the Horn River and Montney shale gas plays in Western Canada, the Louisiana Haynesville shale gas play, and the Marcellus shale gas play in West Virginia, Pennsylvania, and New York.

  •
  the Alberta (Canada) government's decision to implement a new royalty regime effective January 2009 may affect the amount of exploration and drilling in the Western Canada Sedimentary Basin (WCSB);

  •
  the decision by TransCanada to advance the Pathfinder Pipeline Project or the Bison Pipeline Project and the regulatory, financing and construction risks related to construction of interstate natural gas pipelines;

  •
  the successful completion, timing, cost, scope and future financial performance of our pipeline systems' expansion projects could differ materially from our expectations due to availability of contractors or equipment, weather, difficulties or delays in obtaining regulatory approvals or denied applications, land owner opposition, the lack of adequate materials, labor difficulties or shortages, expansion costs that are higher than anticipated and numerous other factors beyond our control;

  •
  performance of contractual obligations by customers of our pipeline systems and the success of our risk management activities;

  •
  the imposition of state income taxes on partnerships;

  •
  operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

  •
  the impact of current and future laws, rulings and governmental regulations, particularly Federal Energy Regulatory Commission ("FERC") regulations, on us and our pipeline systems;

  •
  our ability to control operating costs; and

  •
  prevailing economic conditions, including the current uncertainty in the global economic markets, that impact the capital and credit markets and our ability and the ability of our pipeline systems to access these markets.

        Other factors described elsewhere in this prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference, or factors that are unknown or unpredictable, could also have material adverse effects on future results. Please also read "Risk Factors" in this prospectus and any accompanying prospectus supplement and "Item 1A. Risk Factors." and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most Annual Report on Form 10-K and subsequent Form 10-Q and other SEC filings. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. These forward-looking statements and information are made only as of the date of this prospectus or the filing of the report in which they were included, and except as required by applicable law, we undertake no obligation to update these forward-looking statements and information to reflect new information, subsequent events or otherwise.

 ABOUT TC PIPELINES, LP

        We are a publicly traded Delaware limited partnership formed in 1998 by TransCanada PipeLines Limited, a wholly-owned subsidiary of TransCanada Corporation (collectively referred to as "TransCanada"), to acquire, own and participate in the management of U.S.-based pipeline systems. We have broadened our initial scope to include energy infrastructure assets in North America. To date, our primary focus has been in the transportation of natural gas from the Western Canada Sedimentary Basin ("WCSB") to a variety of downstream markets.

        TC PipeLines, LP is referred to herein as "TC PipeLines" or the "Partnership". The Partnership's subsidiary limited partnerships, TC PipeLines Intermediate Limited Partnership ("TC PipeLines ILP"), TC Tuscarora Intermediate Limited Partnership ("TC Tuscarora ILP") and TC GL Intermediate Limited Partnership ("TC GL ILP"), are collectively referred to herein as the "Intermediate Partnerships." The Partnership's subsidiary limited liability company, TC Pipelines Tuscarora LLC, is referred to herein as "TC Tuscarora LLC". In this prospectus, references to "we", "us" or "our" collectively refer to TC PipeLines or the Partnership. The general partner of the Partnership is TC PipeLines GP, Inc. ("TC PipeLines GP"), a wholly-owned subsidiary of TransCanada.

        Our strategic focus is on delivering stable, sustainable cash distributions to our unitholders and finding opportunities to increase cash distributions while maintaining a low risk profile. Our current portfolio of pipeline investments in the U.S. consists of:

  •
  a 100 per cent general partner interest in Tuscarora Gas Transmission Company ("Tuscarora");

  •
  a 46.45 per cent general partner interest in Great Lakes Gas Transmission Limited Partnership ("Great Lakes"). The remaining 53.55 per cent interest in Great Lakes is held by TransCanada; and

  •
  a 50 per cent general partner interest in Northern Border Pipeline Company ("Northern Border"). The other 50 per cent interest is held by ONEOK Partners, L.P. ("ONEOK Partners"), a publicly traded limited partnership that is controlled by ONEOK, Inc.

        We account for our interests in both Great Lakes and Northern Border as equity investments; therefore, we do not consolidate their financial results. TransCanada operates Great Lakes, Northern Border and Tuscarora (collectively, "our pipeline systems"). Great Lakes, Northern Border and Tuscarora are collectively referred to herein as the "Operating Partnerhips".

        Our common units are traded on the Nasdaq Global Select Market under the symbol "TCLP."

        As of September 30, 2008, we had 34,856,086 common units outstanding, of which 24,142,935 were held by the public, 8,678,045 were held by TransCan Northern Ltd. and 2,035,106 were held by the general partner, both indirect wholly-owned subsidiaries of TransCanada. TransCanada, through its indirect ownership of the Partnership's general partner, holds a two percent general partner interest in the Partnership. In addition to the distributions received as a common unitholder, the general partner also receives incentive distributions if quarterly cash distributions on the common units exceed levels specified in the partnership agreement.

 RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation. Before you invest in our securities you should consider carefully the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document.

        If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that event, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in Our Business

Cash distributions are dependent primarily on our cash flow, financial reserves and working capital borrowings.

        Cash distributions are not dependent solely on our profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when losses are reported and may not make cash distributions during periods when we report profits.

        Factors that affect the actual amount of cash that we will have available for distribution to our unitholders include the following:

  •
  the amount of cash set aside and the adjustment in reserves made by our general partner in its sole discretion;

  •
  the level of capital expenditures made by our pipeline systems;

  •
  the required principal and interest payments on our debt, retirement of debt and other liabilities including cost of acquisitions;

  •
  the amount of cash distributed to us by the entities in which we own a non-controlling interest;

  •
  our ability to borrow funds and access capital markets including the issuance of debt and equity securities; and

  •
  restrictions on distributions contained in debt agreements.

We are dependent on our pipeline systems to generate sufficient cash to enable us to pay distributions.

        The amount of cash we have quarterly to distribute to our common unitholders depends upon numerous factors, most of which are beyond our control and the control of our general partner, including:

  •
  the rates charged and the volumes under contract for the transportation services of our pipeline systems;

  •
  the quantities of natural gas available for transport and the demand for natural gas;

  •
  legislative or regulatory action affecting demand for and supply of natural gas, and the rates our pipeline systems are allowed to charge in relation to their operating costs;

  •
  the level of our pipeline systems' operating costs; and

  •
  the creditworthiness of our pipeline systems' shippers.

If we do not identify opportunities for accretive growth through organic projects or acquisitions, or our pipeline systems do not successfully complete expansion projects or make and integrate acquisitions that are accretive, our future growth may be limited.

        A principal focus of our strategy is to continue to grow the cash distributions on our units by expanding our business. Our ability to grow depends on our ability to undertake acquisitions and organic growth projects, and the ability of our pipelines systems to complete expansion projects and make acquisitions that result in an increase in cash per unit generated from operations.

The long-term financial conditions of our pipeline systems are dependent on the continued availability of Western Canadian natural gas for import into the U.S. and the market demand for these volumes. Competition from pipelines that deliver natural gas from other supply sources to our pipeline systems' market areas could cause our pipeline systems to discount their rates or otherwise experience a reduction in their revenues.

        The development of additional natural gas reserves requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation and other facilities that permit natural gas to be produced and delivered to pipelines that interconnect with our pipeline systems. High exploration and production costs, low prices for natural gas, regulatory limitations such as royalty frameworks, or the lack of available capital for these projects could adversely affect the development of additional reserves in Western Canada and the production in the WCSB.

        Volumes available for export out of the WCSB depend in part on the internal demand for Canadian natural gas which may increase as a result of increased demand for electricity generation and other industrial requirements, including the development of oil sands projects, which may require substantial amounts of natural gas. This higher internal demand may reduce the amount of gas available for import into the U.S. In the longer term, a portion of the Alberta hub gas supply may come from proposed gas pipelines from the North Slope of Alaska and the Mackenzie Delta of Canada and from the continued growth of coal bed methane projects. Cancellation or delays in the construction of such pipelines or such projects could adversely affect the volumes available for export in the long term.

        If the availability of Alberta hub natural gas was to decline, existing shippers on our pipeline systems may be unlikely to extend their contracts and our pipeline systems may be unable to find replacement shippers for lost capacity. Furthermore, additional natural gas reserves may not be developed in commercial quantities and in sufficient amounts to fill the capacities of each of our pipeline systems.

        In addition, existing customers may not extend their contracts if the cost of delivered natural gas from other producing regions into the markets served by our pipeline systems is lower than the cost of natural gas delivered by our pipeline systems. Our pipeline systems face increased competition from other pipelines that provide access for our shippers to capacity from the U.S. Rocky Mountain Region. The Rockies Express Pipeline owned by Rockies Express Pipeline LLC is being constructed in two phases and the planned terminus is in Clarington, Ohio. REX West is completed and is currently delivering gas to interconnects in the Midwestern region. The full in-service of REX West in May 2008 has resulted in significant downward pressure on natural gas prices in the Mid-continent Region, and is having a negative impact on demand for Northern Border's transport and may have an impact on Great Lakes in the future.

        REX East is planned to extend from Audrain County, Missouri to Clarington in Monroe County, Ohio. Once in-service, REX East should improve the competitive position of Canadian supply with Mid-Continent sourced gas, potentially mitigating some of the excess supply in the Mid-Continent market. REX East will compete in some of Great Lakes' markets, but will also potentially create demand for Great Lakes' transportation of natural gas from REX East seeking access to and from storage locations in Michigan. It is now anticipated that the partial in-service and full in-service of REX East will occur in the second and fourth quarters of 2009, respectively. Although there can be no assurance on the timing or impact of REX East, we believe that any positive impact on the market Northern Border serves will not occur until 2010.

        An increase in competition in the key markets served by our pipeline systems could arise from new ventures or expanded operations from existing competitors. Our financial performance depends to a large extent on the capacity contracted on our pipeline systems. Decreases in the volumes transported by our pipeline systems, whether caused by supply or demand factors in the markets these pipeline systems serve, competition or otherwise, can directly and adversely affect our revenues and results of operations.

Our pipeline systems may not be able to maintain existing customers or acquire new customers when the current shipper contracts expire or customers may choose to recontract for shorter periods or at less than maximum rates.

        The ability to extend and replace contracts on terms comparable to prior contracts or on any terms at all, could be adversely affected by factors, including:

  •
  the supply of natural gas in Canada and the U.S.;

  •
  competition from alternative sources of supply in the U.S.;

  •
  competition from other pipelines, including their transportation rates or through their access to upstream supplies, as well as the proposed construction by other companies of additional pipeline capacity;

  •
  the price of, and demand for, natural gas in markets served by our pipeline systems; and

  •
  regulatory actions.

        Ongoing changes in these factors and customers' ability to adjust to changing market conditions may cause Great Lakes and Northern Border to sell a significant portion of available capacity on a short-term basis. The weighted average life of Great Lakes' and Northern Border's contracts has generally declined over time. As of September 30, 2008, the weighted average remaining lives of Great Lakes' and Northern Border's contracts were 2.1 years and 2.0 years, respectively. Additionally, if the forward natural gas basis differentials do not support maximum rates, they may sell portions of their capacity at discounted rates. Any inability by Great Lakes and Northern Border to renew existing contracts at maximum rates or at all may have an adverse impact on their revenues and, as a result, cash distributions made to us.

If any significant shipper fails to perform its contractual obligations, our pipeline systems' respective cash flows and financial condition could be adversely impacted.

        At any time each of our pipeline systems may have customers that account for more than ten percent of their revenue. The loss of all or even a portion of the revenues associated with these customers, as a result of competition, creditworthiness or otherwise, could have a material adverse effect on the financial condition, results of operations and cash flows of our pipeline systems, unless they were able to contract for comparable volumes from other customers at favorable rates.

        Sierra Pacific Power is Tuscarora's largest shipper, with firm contracts for approximately 69 percent of its capacity. Sierra Pacific Resources and Sierra Pacific Power have non-investment grade credit ratings.

Our pipeline systems' transportation rates are subject to review and possible adjustment by federal regulators. If the FERC requires that our pipeline systems' tariff be changed, their respective cash flows may be adversely affected.

        Under the Natural Gas Act (NGA), interstate transportation rates must be just and reasonable and not unduly discriminatory. Our pipeline systems are subject to extensive regulation by the FERC. The FERC's regulatory authority is not limited to but extends to matters including:

  •
  transportation of natural gas;

  •
  rates and charges;

  •
  operating terms and conditions of service including creditworthiness requirements;

  •
  types of services our pipeline systems may offer to their customers;

  •
  construction of new facilities;

  •
  extension or abandonment of service and facilities;

  •
  accounts and records;

  •
  depreciation and amortization policies;

  •
  the acquisition and disposition of facilities;

  •
  initiation and discontinuation of services; and

  •
  standards of conduct business relations with certain affiliates.

        Given the extent of regulation by the FERC and potential changes to regulations, we cannot predict:

  •
  the likely federal regulations under which our pipeline systems will operate in the future;

  •
  the effect that regulation will have on financial position, results of operations and cash flows of our pipeline systems and ourselves; or

  •
  whether our cash flow will be adequate to make distributions to unitholders.

        Great Lakes' last rate settlement expired on October 31, 2005 with no requirement to file a new rate proceeding or settlement. Northern Border and Tuscarora are currently operating under rate settlements which precludes a party to the rate settlements from bringing any rate actions prior to December 31, 2009 and May 31, 2010, respectively.

        Action by the FERC on currently pending matters as well as matters arising in the future could adversely affect our pipeline systems' ability to establish or charge rates that would cover future increase in their costs, or even to continue to collect rates that cover current costs, including a reasonable return. We cannot assure unitholders that our pipeline systems will be able to recover all of their costs through existing or future rates.

        Should our pipeline systems fail to comply with all applicable FERC administered statutes, rules, regulations and orders, our pipeline systems could be subject to substantial penalties and fines. Under the Energy Policy Act of 2005, the FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1 million per day for each violation.

        Finally, we cannot give any assurance regarding the future regulations under which our pipeline systems will operate their natural gas transportation businesses, or the effect such regulations could ultimately have on our financial condition, results of operations and cash flows.

If our pipeline systems do not maintain their respective rate bases, the amount of revenue attributable to the return on the rate base they collect from their shippers will decrease over time.

        Our pipeline systems are generally allowed to collect from their customers a return on their assets or "rate base" as reflected in their financial records as well as recover that rate base through depreciation. In the absence of additions to the rate base through capital expenditures, the amount they may collect from customers decreases as the rate base declines as a result of, among other things, depreciation and amortization.

Our pipeline systems' pipeline integrity programs may impose significant costs and liabilities.

        The U.S. Department of Transportation rules require pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rules refer to as "high consequence areas." The final rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002. At this time, we cannot predict the total costs of compliance with this rule because those costs will depend on the extent of the pipeline testing and any subsequent repairs found to be necessary. Our pipeline systems completed the required 50 percent inspection of their respective pipelines highest priority highest consequence segments of lines by the end of 2007. The remaining 50 percent of each pipeline's highest priority highest consequence segments of pipeline is required to be inspected, and repaired if necessary, by 2012. After that point, the inspection is required to reoccur every seven years. Once 100 percent of our pipeline systems have been inspected, we will have a better understanding of the total ongoing costs. Our pipeline systems will continue their pipeline integrity testing programs to assess and maintain the integrity of the pipelines. The results of this work could cause our pipeline systems to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of their pipelines.

Our pipeline systems' operations are regulated by federal, state and local agencies responsible for environmental protection and operational safety.

        Risks of substantial costs and liabilities are inherent in pipeline operations and each of our pipeline systems may incur substantial costs and liabilities in the future as a result of stricter environmental and safety laws, regulations, and enforcement policies and claims for personal or property damages resulting from our pipeline systems' operations. Moreover, new, stricter environmental laws, regulations or enforcement policies could be implemented that significantly increase our pipeline systems' compliance costs or the cost of any remediation of environmental contamination that may become necessary, and these costs could be material. For instance, the U.S. Congress is actively considering federal legislation to reduce emissions of "greenhouse gases" (including carbon dioxide and methane). Several states of the U.S. have already taken legal measures to reduce emissions of greenhouse gases, and many other nations, not including the U.S., have also already agreed to regulate emissions of greenhouse gases. As a result of the regulation of greenhouse gases in the U.S., we may incur increased compliance costs to (i) operate and maintain our facilities; (ii) install new emission controls on our facilities; and (iii) administer and manage any greenhouse gas emissions reduction program that may be applicable to our operations. In addition, laws and regulations to reduce emissions of greenhouse gases could affect the consumption of natural gas and consequently, adversely affect the demand for our pipeline services and the rates we are able to collect for those services. If our pipeline systems are not able to recover these costs, cash distributions to unitholders could be adversely affected.

Our pipeline systems' indebtedness may limit their ability to borrow additional funds, make distributions to us or capitalize on business opportunities.

        As of September 30, 2008, Great Lakes, Northern Border and Tuscarora had $440 million, $621 million and $64 million of debt outstanding, respectively. Their respective levels of debt could have important consequences to Great Lakes, Northern Border and Tuscarora, including the following:

  •
  their ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

  •
  they will need a portion of their cash flow to make interest payments on the debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to us, which will reduce our ability to make distributions to our unitholders;

  •
  their debt level may make them more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

  •
  their debt level may limit their flexibility in responding to changing business and economic conditions.

        Our pipeline systems' ability to service their debt will depend upon, among other things, future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond their control.

        In addition, under the terms of these financing arrangements, our pipeline systems are prohibited from making cash distributions during an event of default under their debt instruments. Under Great Lakes' debt instruments, Great Lakes has limitations on the level of indebtedness and has other restrictions, including a general prohibition against liens on pipeline facilities. Provisions in Northern Border's debt instruments limit its ability to incur indebtedness and engage in specific transactions. This could reduce its ability to capitalize on business opportunities that arise in the course of its business. Under Tuscarora's debt instruments, Tuscarora has granted a security interest in certain of its transportation contracts, which is available to noteholders upon an event of default. In addition, the Partnership's third party credit facility requires us to maintain certain financial ratios and contains restrictions on incurring additional debt and making distributions to partners.

The current capital and credit market conditions may adversely affect the Partnership or our pipeline systems' access to capital and cost of capital.

        Access to capital markets is important to the Partnership to enable it to execute its business strategies, which include seeking opportunities to undertake accretive acquisitions and organic growth projects, and maximize the value of our existing portfolio of pipeline systems. Access to capital markets is important to our pipeline systems' ability to operate and Northern Border expects to refinance $200 million of Senior Notes in 2009. Recently, the general economic and capital market conditions in the United States and other parts of the world have deteriorated significantly and have adversely affected access to capital and increased the cost of capital. If these conditions continue or become worse, the Partnership's and our pipeline systems' future cost of debt and equity capital, and future access to capital markets could be adversely affected.

We do not own a controlling interest in Great Lakes or Northern Border and we may be unable to cause certain actions to take place unless the other partner agrees. As a result, we will be unable to control the amount of cash we will receive from those operations and we could be required to contribute significant cash to fund our share of their operations. If we fail to make these contributions our ownership interest would be diluted.

        The major policies of Great Lakes and Northern Border are established by each of their Management Committees.

        Great Lakes' Management Committee consists of up to six members, three of whom are designated by us and three of whom are designated by TransCanada. Currently the committee consists of four appointed members, two of whom are designated by us and two of whom are designated by TransCanada. All decisions by the Management Committee require unanimous consent. An Executive Committee which consists of up to three members: one Partnership Committee Member, one TransCanada Committee Member and the Great Lakes' President, a non-voting member. Currently this committee consists of two appointed members: one Partnership Committee Member and one TransCanada Committee Member, who also serves as the Great Lakes president. The Executive Committee has all of the powers of the Management Committee in the management of Great Lakes' business. Because of these provisions, without the concurrence of TransCanada, we may be unable to cause Great Lakes to take or not to take certain actions, even though those actions may be in the best interest of us or Great Lakes.

        Northern Border's Management Committee consists of four members, two of whom are designated by us and two of whom are designated by an affiliate of ONEOK. The Management Committee requires the affirmative vote of a majority of the partners' ownership interests to act on most activities. Certain activities require the unanimous consent of the committee, such as the filing of the application for regulatory authority to construct and operate new facilities and any changes to the cash distribution policy. Because of these provisions, without the concurrence of ONEOK, we may be unable to cause Northern Border to take or not to take certain actions, even though those actions may be in the best interest of us or Northern Border.

        Great Lakes and Northern Border may require us to make additional capital contributions. Our funding of these capital contributions would reduce the amount of cash otherwise available for distribution to our unitholders. Additionally, in the event we elect not to, or are unable to, make a required capital contribution to Great Lakes or Northern Border, our ownership interest would be diluted.

Our pipeline systems' operations are subject to operational hazards and unforeseen interruptions, which could adversely affect their businesses and for which they may not be adequately insured.

        Our pipeline systems' operations are subject to all of the risks and hazards typically associated with the operation of natural gas transportation pipeline systems. Operating risks include, but are not limited to, leaks, pipeline ruptures, the breakdown or failure of equipment or processes, and the performance of pipeline facilities below expected levels of capacity and efficiency. Other operational hazards and unforeseen interruptions include adverse weather conditions, accidents, the collision of equipment with our pipeline systems' pipeline facilities (which may occur if a third party were to perform excavation or construction work near these facilities), and catastrophic events such as explosions, fires, earthquakes, floods or other similar events beyond our pipeline systems' control. It is also possible that our pipeline systems' infrastructure facilities could be direct targets or indirect casualties of an act of terrorism. A casualty occurrence might result in injury or loss of life, extensive property damage or environmental damage. Liabilities incurred, and interruptions to the operation of our pipeline systems' facilities, for short or extended durations, caused by such an event, could reduce revenues generated by our pipeline systems and increase expenses, thereby impairing their ability to meet their obligations. Insurance proceeds may not be adequate to cover all liabilities or expenses incurred or revenues lost. Should one of our pipeline systems experience such an event, it may have an adverse impact on our results of operations and cash flow.

Our pipeline systems do not own all of the land on which their pipelines and facilities are located, which could disrupt their operations.

        Our pipeline systems do not own all of the land on which their pipelines and facilities are located, and they are, therefore, subject to the risk of increased costs to maintain necessary land use. They obtain the rights to construct and operate certain of our pipelines and related facilities on land owned by third parties and governmental agencies for a specific period of time. Their loss of these rights, through their inability to renew right-of-way contracts or otherwise, or increased costs to renew such rights, could have a material adverse effect on their financial condition, results of operations and cash flows.

If we were to lose TransCanada's management expertise, we would not have sufficient stand-alone resources to operate.

        TransCanada, through wholly-owned subsidiaries, is the operator of all our pipeline systems. We do not presently have sufficient stand-alone management resources to operate without services provided by TransCanada. Further, we would not be able to evaluate potential growth opportunities and successfully complete acquisitions without TransCanada's resources.

Our pipeline systems may undertake expansion and build projects which involve significant risks that could adversely affect our business. Additionally, the Bison Project and the Pathfinder Project have inherently similar risks that may impact their success and therefore the potential volumes to be delivered to Northern Border.

        Our pipeline systems have expansion and new build projects planned or underway, including Northern Border's $18 million Des Plaines Project. Additionally, expansion and new build projects, such as the Bison and/or Pathfinder Projects that would potentially deliver gas to Northern Border, are subject to a variety of factors outside their control, such as weather, natural disasters, delays in obtaining key materials and difficulties in obtaining permits and rights-of-way or other regulatory approvals, as well as the performance by third party contractors may result in increased costs or delays in construction. Cost overruns or delays in completing a project could result in reduced transportation rates and liquidated damages to customers, as well as lost revenue opportunities. In addition, we cannot be certain that, if completed, these projects will perform in accordance with our expectations. Each of these risks could have a material adverse effect on our results of operations and cash flows.

Risks Inherent In an Investment in the Partnership

The Partnership's indebtedness may limit its ability to borrow additional funds, make distributions or capitalize on business opportunities.

        As of September 30, 2008, the Partnership had $546.1 million of debt outstanding. This substantial level of debt could have important consequences to the Partnership including the following:

  •
  our ability to obtain additional financing, if necessary, for working capital, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

  •
  we will need a portion of our cash flow to make interest payments on the debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to our unitholders; and

  •
  our debt level may limit our flexibility in responding to changing business and economic conditions.

        Our ability to service our debt will depend upon, among other things, the future financial and operating performance of our pipeline systems, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control.

        In addition, our credit facilities contain restrictive covenants that may prevent us from engaging in certain transactions that we deem beneficial. These agreements require us to comply with various affirmative and negative covenants and maintaining certain financial ratios. There are restrictions and covenants with respect to:

  •
  entering into mergers, consolidations and sales of assets;

  •
  granting liens;

  •
  material amendments to TC PipeLines' partnership agreement;

  •
  incurring additional debt; and

  •
  distributions to partners.

        Any future debt may contain similar restrictions.

Increases in interest rates could materially adversely affect our business, results of operations, cash flows and financial condition.

        As of September 30, 2008, TC PipeLines had approximately $482.0 million outstanding under the Senior Credit Facility, all of which was at variable interest rates. As a result, our results of operations, cash flows and financial condition could be materially adversely affected by significant increases in interest rates. From time to time, we may enter into interest rate swap arrangements, which decrease our exposure to variable interest rates. At September 30, 2008, approximately 99 percent of the variable interest rate exposure related to the Partnership's $482.0 million of debt outstanding under the Senior Credit Facility was mitigated by fixed interest rate swap arrangements.

        An increase in interest rates may also cause a corresponding decline in demand for equity investments, in general, and in particular for yield-based equity investments such as our common units. Any such reduction in demand for our common units resulting from other more attractive investment opportunities may cause the trading price of our common units to decline.

We do not have the same flexibility as other types of organizations to accumulate cash and equity to protect against illiquidity in the future.

        Unlike a corporation, our partnership agreement requires us to make quarterly distributions to our unitholders of all available cash reduced by any amounts of reserves for commitments and contingencies, including capital and operating costs and debt service requirements. The value of our units and other limited partner interests may decrease in direct correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to recapitalize by issuing more equity.

Unitholders have limited voting rights and do not control our general partner.

        The general partner is our manager and operator. Unlike the holders of common stock in a corporation, holders of common units have only limited voting rights on matters affecting our business. Unitholders have no right to elect our general partner on an annual or other continuing basis. Our general partner may not be removed except by the vote of the holders of at least 66 2/3 percent of the outstanding units and upon the election of a successor general partner by the vote of the holders of a majority of the outstanding common units. These required votes would include the votes of units owned by our general partner and its affiliates. The ownership of an aggregate of approximately 32 percent of the outstanding units by our general partner and its affiliates has the practical effect of making removal of our general partner difficult.

        In addition, the partnership agreement contains some provisions that may have the effect of discouraging a person or group from attempting to remove our general partner or otherwise change our management. If our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  any existing arrearages in the payment of the minimum quarterly distributions on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interests and its incentive distribution rights into common units or to receive cash in exchange for those interests.

        These provisions may diminish the price at which the common units will trade under some circumstances. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings of unitholders or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management. Further, if any person or group other than our general partner or its affiliates or a direct transferee of our general partner or its affiliates acquires beneficial ownership of 20 percent or more of any class of units then outstanding, that person or group will lose voting rights with respect to all of its units. As a result, unitholders will have limited influence on matters affecting our operations, and third parties may find it difficult to attempt to gain control of us, or influence our activities.

We may issue additional common units without unitholder approval, which would dilute existing unitholders' interest. In addition, issuance of additional common units may increase the risk that we will be unable to pay the full minimum quarterly distribution on all common units.

        Our general partner can cause us to issue additional common units, without the approval of unitholders, in the following circumstances:

  •
  under employee benefit plans, if any;

  •
  upon conversion of the general partner interests and incentive distribution rights into common units as a result of the withdrawal of our general partner; or

  •
  in connection with acquisitions or capital improvements that are accretive to our cash flow on a per unit basis.

        In addition, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Based on the circumstances of each case, the issuance of additional common units or securities ranking senior to or on a parity with the common units may dilute the value of the interests of the then-existing holders of common units in the net assets of TC PipeLines and dilute the interests of unitholders in distributions by TC PipeLines. Our partnership agreement does not give the unitholders the right to approve the issuance by us of equity securities ranking junior to the common units at any time.

        Any increase in the number of outstanding common units will increase the percentage of the aggregate minimum quarterly distribution payable to the common unitholders, which will in turn have the effect of increasing the risk that we will be unable to pay the minimum quarterly distribution in full on all the common units.

Unitholders may not have limited liability in some circumstances.

        The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were to be determined that:

  •
  TC PipeLines had been conducting business in any state without compliance with the applicable limited partnership statute, or

  •
  the right or the exercise of the right by the unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement or to take other action under the partnership agreement constituted participation in the "control" of TC PipeLines' business, then unitholders could be held liable in some circumstances for TC PipeLines' obligations to the same extent as a general partner. In addition, under some circumstances a unitholder may be liable to TC PipeLines for the amount of a distribution for a period of three years from the date of the distribution.

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

        If our general partner and its affiliates, who currently own an aggregate of approximately 30.7 percent of our common units, come to own 80 percent or more of the common units, the general partner will have the right, which it may assign to any of its affiliates or us, to acquire all of the remaining common units held by unaffiliated persons at a price generally equal to the then current market price of the common units. As a consequence, unitholders may be required to sell their common units at a time when they may not desire to sell them or at a price that is less than the price they would desire to receive upon sale. Unitholders may also incur a tax liability upon a sale of their units.

Without the consent of each unitholder, Great Lakes, Northern Border or Tuscarora might be converted into a corporation, which would result in Great Lakes, Northern Border or Tuscarora, as the case may be, being subject to corporate income taxes.

        If it becomes unlawful to conduct the business of Great Lakes, Northern Border or Tuscarora as a partnership and some other conditions are satisfied, the business and assets of Great Lakes, Northern Border or Tuscarora, as the case may be, will automatically be transferred to a corporation without the vote or consent of unitholders. Therefore, unitholders would not receive a proxy or consent solicitation statement in connection with that transaction. However, we believe that it is unlikely that circumstances requiring an automatic transfer will occur. A transfer to corporate form would result in Great Lakes, Northern Border or Tuscarora being subject to corporate income taxes and would likely be materially adverse to their, and therefore, our results of operations and financial condition.

TransCanada controls our general partner, which has sole responsibility for conducting our business and managing our operations. TC PipeLines GP, our general partner, and its affiliates have limited fiduciary responsibilities and may have conflicts of interest with respect to our partnership, and they may favor their own interests to the detriment of our unitholders.

        The directors and officers of TC PipeLines GP and its affiliates have duties to manage TC PipeLines GP in a manner that is beneficial to its stockholders. At the same time, TC PipeLines GP has duties to manage our partnership in a manner that is beneficial to us. Therefore,

TC PipeLines GP's duties to us may conflict with the duties of its officers and directors to its stockholders. Such conflicts may include, among others, the following:

  •
  expenditures, borrowings, issuances of additional common units and reserves in any quarter may affect the level of cash available to pay quarterly distributions to unitholders and TC PipeLines GP;

  •
  under our partnership agreement, TC PipeLines GP determines which costs incurred by it and its affiliates are reimbursable by us;

  •
  affiliates of TC PipeLines GP may compete with us in certain circumstances;

  •
  TC PipeLines GP may limit our liability and reduce our fiduciary duties, while also restricting the remedies available to our unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. As a result of purchasing our units, unitholders are deemed to consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law;

  •
  we do not have any employees and we rely solely on TC PipeLines GP and its affiliates to conduct our business, and

  •
  TransCanada, through wholly-owned subsidiaries, is the operator of all of our pipeline systems. This operator role along with their ownership interest in Great Lakes may put TransCanada in a position to decisions of TC PipeLines GP regarding the amount and timing of asset purchases and sales, cash have to make decisions that may conflict as operator and/or owner of these systems.

Cost reimbursements due to our general partner may be substantial and could reduce our cash available for distribution.

        Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates, including officers and directors of the general partner, for all expenses incurred by our general partner and its affiliates on our behalf. During the year ended December 31, 2007, we paid fees and reimbursements to our general partner in the amount of $1.9 million. Our general partner in its sole discretion will determine the amount of these expenses. In addition, our general partner and its affiliates may provide us services for which we will be charged reasonable fees as determined by the general partner. The reimbursement of expenses and the payment of fees could adversely affect our ability to make distributions.

If we were found to be an "investment company" under the Investment Company Act of 1940, our contracts may be voidable and our offers of securities may be subject to rescission.

        If we were deemed to be an unregistered "investment company" under the Investment Company Act, our contracts may be voidable and our offers of securities may be subject to rescission, and we may also be subject to other materially adverse consequences.

        Our assets include a 46.45 percent general partner interest in Great Lakes and a 50 percent general partner interest in Northern Border. We could be deemed to be an "investment company" under the Investment Company Act if these general partner interests constituted an "investment security", as defined in the Investment Company Act. If we were deemed to be an "investment company", then we would be required to be registered as an investment company under the Investment Company Act. In that case, there would be a substantial risk that we would be in violation of the Investment Company Act because of the practical inability to register under the Investment Company Act.

Tax Risks to Common Unitholders

        In addition to the following risk factors, you should read the "Tax Considerations" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of the common units.

The Internal Revenue Service ("IRS") could treat us as a corporation, which would substantially reduce the cash available for distribution to unitholders.

        The anticipated after-tax benefit of an investment in us depends largely on our classification as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal and state income taxes on our income at the applicable corporate tax rate. Distributions would generally be taxed again to unitholders as corporate distributions, and no income, gains, losses, deductions or credits would flow through to unitholders. Because a tax would be imposed upon us as an entity, the cash available for distribution to unitholders would be substantially reduced. Our treatment as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to unitholders and thus would likely result in a substantial reduction in the value of the common units.

        Current law may change so as to cause us to be taxable as a corporation for federal income tax purposes or otherwise to be subject to entity level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity level taxation for federal, state or local income tax purposes, then specified provisions of the partnership agreement relating to distributions will be subject to change. These changes would include a decrease in distributions to reflect the impact of that law on us.

If our pipeline systems were to become subject to a material amount of entity-level taxation for state tax purposes, then our pipeline systems' operating cash flow and cash available for distribution to us and for other business needs would be reduced.

        Our pipeline systems are held in the Operating Partnerships, which are tax flow-through entities, and as such the income from the pipeline systems generally have not been subject to income tax at the entity level. Several states have either adopted or are evaluating a variety of ways to subject partnerships to entity level taxation. For example, in the nine months ended September 30, 2008, Great Lakes recorded a Michigan business tax of $4.2 million relating to a new partnership level tax, of which the Partnership's share of the tax was $2.0 million. Imposition of such taxes on our pipeline systems will reduce the cash available for distribution to us and for other business needs by our pipeline systems.

We have not requested an IRS ruling with respect to our tax treatment.

        We have not requested a ruling from the IRS with respect to any tax matter affecting us. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders and the general partner.

Unitholders may be required to pay taxes on income from us even if they receive no cash distributions.

        Unitholders may be required to pay federal income taxes and, in some cases, state and local income taxes on their allocable share of our income, whether or not they receive cash distributions from us. Unitholders may not receive cash distributions equal to their allocable share of our taxable income or even the tax liability that results from that income.

Tax gains or loses on the disposition of common units could be different than expected.

        If unitholders sell their common units, they will recognize a gain or loss equal to the difference between the amount realized and their tax basis in those common units. Prior distributions in excess of the total net taxable income that unitholders were allocated for a common unit which decreased their tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than their tax basis in that common unit, even if the price is less than the original cost. A substantial portion of the amount realized, whether or not representing a gain, may be ordinary income to unitholders. If the IRS successfully contests some conventions we use, unitholders could recognize more gain on the sale of common units than would be the case under those conventions without the benefit of decreased income in prior years.

Tax-exempt and non-U.S. investors may have adverse tax consequences from owning common units.

        An investment in common units by tax-exempt entities and foreign persons raises issues unique to these persons. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to foreign persons will be reduced by withholding taxes, and foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

We treat a purchaser of common units as having the same tax benefits without regard to the actual common units purchased. A successful IRS challenge could adversely affect the value of the common units.

        To maintain uniformity of the economic and tax characteristics of our common units, we have adopted depreciation and amortization conventions that do not conform to all aspects of specified Treasury regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to unitholders or could affect the timing of tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to unitholders' tax returns.

We have adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        For income tax purposes and pursuant to the Partnership Agreement, when we issue additional units or engage in certain other transactions, we determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. If our valuation methodology were not sustained upon an IRS challenge, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Our valuation methodology is also used in certain computations and allocations relating to Section 743(b) adjustments and Section 751 deemed sale tax effects.

        A successful IRS challenge to these methods, calculations or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

The sale or exchange of 50 percent or more of the total interest in our capital and profits will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50 percent or more of the total interests in our capital and profits within a 12-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income.

Unitholders will likely be subject to state and local taxes as a result of an investment in units.

        In addition to federal income taxes, unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. We may be required to withhold income taxes with respect to income allocable or distributions made to our unitholders. In addition, unitholders may be required to file state and local income tax returns and pay state and local income taxes in some or all of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. It is the unitholders' responsibility to file all required United States federal, state and local tax returns. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

 USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of securities for general purposes, repayment of debt, capital expenditures, future acquisitions and working capital.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

Year Ended December 31,					Nine Months Ended September 30, 2008
2003	2004	2005	2006	2007
240.6x	94.1x	44.8x	3.8x	3.6x	4.5x

        For purposes of calculating the ratio of earnings to fixed charges:

  •
  "earnings" represents the aggregate of income from continuing operations before undistributed income from equity investees and fixed charges; and

  •
  "fixed charges" represents interest expense.

DESCRIPTION OF COMMON UNITS

Number of Units

        As of September 30, 2008, we had 34,856,086 common units outstanding, of which 24,142,935 were held by the public, 8,678,045 were held by TransCan Northern Ltd. and 2,035,106 were held by the general partner, both indirect wholly-owned subsidiaries of TransCanada. TransCanada, through its indirect ownership of the Partnership's general partner, holds a two percent general partner interest in the Partnership.

        The common units represent an aggregate 98% limited partner interest and the general partner interest represents an aggregate 2% general partner interest in the partnership.

        Under our partnership agreement, we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by the general partner in its sole discretion.

Distributions

        We will make quarterly cash distributions to our partners comprising all of our Available Cash. Available Cash is defined in the partnership agreement and generally means, with respect to any quarter of the partnership, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

  •
  provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated credit needs);

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  comply with applicable laws or any of our debt instruments or agreements; or

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  provide funds for cash distributions to unitholders and the general partner in respect of any one or more of the next four quarters.

We distribute Available Cash from our operations in the following manner:

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  First, 98% to all units, pro rata, and 2% to the general partner, until each unitholder has received the minimum quarterly distribution of $0.45 per common unit for that quarter;

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  Second, 85% to all units, pro rata, and 15% to the general partner, until each unitholder has received a total of $0.5275 for that quarter;

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  Third, 75% to all units, pro rata, and 25% to the general partner, until each unitholder has received a total of $0.69 for that quarter; and

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  Thereafter, 50% to all units, pro rata, and 50% to the general partner.

Voting

        Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group owns beneficially 20% or more of all common units, such common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement.

Listing

        Our outstanding common units are listed on the Nasdaq Global Select Market under the symbol "TCLP." Any additional common units we issue will also be listed on Nasdaq.

Transfer Agent and Registrar

        Our transfer agent and registrar for the common units is BNY Mellon Shareowner Services.

DESCRIPTION OF DEBT SECURITIES

        The following description sets forth the general terms and provisions that could apply to the debt securities. Each prospectus supplement will state the particular terms that actually will apply to the debt securities included in the supplement.

        The debt securities will be either our senior debt securities or our subordinated securities. We do not have any debt securities outstanding at this time.

        In addition to the following summary, you should refer to the applicable provisions of the senior indenture and the subordinated indenture for more detailed information. We have filed forms of each of the senior indenture and the subordinated indenture as exhibits to the registration statement of which this prospectus is a part. The final indentures and the applicable supplemental indentures will be filed as exhibits to a Current Report on Form 8-K in connection with a particular offering.

        Neither indenture limits the aggregate principal amount of debt securities that we may issue under that indenture. The debt securities may be issued in one or more series as we may authorize at various times. All debt securities will be unsecured. The senior securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated securities will be subordinated to senior indebtedness as described under "Provisions Only in the Subordinated Indenture — Subordinated Debt Securities Subordinated to Senior Debt" below.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to such debt securities. These terms will include some or all of the following:

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  the form and title of the debt securities;

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  the total principal amount of the debt securities;

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  the currency or currencies in which principal and interest will be paid;

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  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

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  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

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  the dates on which the principal of the debt securities will be payable;

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  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

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  any conversion or exchange provisions;

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  any optional redemption provisions;

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  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

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  any Events of Default or covenants; and

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  any other terms of the debt securities.

Provisions Only in the Senior Indenture

        The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt (including the subordinated debt securities). The senior indenture may contain restrictive covenants, including provisions that:

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  limit our ability to put liens on any of our property or assets; and

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  limit our ability to sell and lease back our principal assets.

        The subordinated indenture may not contain any similar provisions. We have described below these provisions and some of the defined terms used in them.

Limitation on Liens

        The Senior Indenture may provide that we will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any lien upon any property or assets, whether owned or leased on the date of the Senior Indenture or thereafter acquired, to secure any debt of TC PipeLines or any other person (other than the senior debt securities issued thereunder), without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

        This restriction does not apply to:

  (1)
  Permitted Liens (as defined below);

  (2)
  any lien which secures Non-Recourse Debt (as defined below) of TC PipeLines or any Subsidiary;

  (3)
  any lien upon any property or assets of TC PipeLines or any Subsidiary in existence on the date the senior debt securities of such series are first issued or created pursuant to an "after-acquired property" clause or similar term or arising thereafter pursuant to contractual commitments entered into prior to and existing on such date;

  (4)
  any lien upon any property or assets created at the time of acquisition of such property or assets by TC PipeLines or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

  (5)
  any lien upon any property or assets existing thereon at the time of the acquisition thereof by TC PipeLines or any Subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

  (6)
  any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Subsidiary;

  (7)
  any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), or to provide funds for any such purpose;

  (8)
  liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which TC PipeLines or the applicable Subsidiary has not exhausted its appellate rights;

  (9)
  any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (1) through (8) above;

  (10)
  any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, referred to in clauses (1) through (9) above, or of any debt secured thereby; provided, however, that the principal amount of debt secured thereby shall not exceed the greater of the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property);

  (11)
  any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of TC PipeLines or any Subsidiary; or

  (12)
  any lien on current assets securing any debt to any bank or banks or other lending institution or institutions incurred in the ordinary course of business and for the purpose of carrying on the same, repayable or maturing within 18 months of the date when such debt is incurred or the date of any renewal or extension thereof.

        Notwithstanding the foregoing, under the Senior Indenture, we may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure debt of TC PipeLines or any person (other than the senior debt securities) that is not excepted by clauses (1) through (12), inclusive, above without securing the senior debt securities issued under the Senior Indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the Restriction on Sale-Leasebacks covenant described below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

        "Non-Recourse Debt" means:

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  any debt (other than endorsements for collection in the ordinary course of business) in respect of obligations of another person incurred or assumed to finance or refinance the creation, development, construction or acquisition of assets and

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  any increases in or extensions, renewals or refunding of any such debt,

provided that the recourse of the lender thereof or any agent, trustee, receiver or other person acting on behalf of the lender in respect of such debt or any judgment in respect thereof is limited in all circumstances (other than in respect of false or misleading representations or warranties and customary indemnities provided with respect to such financings) to the assets created, developed, constructed, or acquired with respect to which such debt has been incurred or assumed and to any receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral arising from or connected with the assets created, developed, constructed or acquired (and, for certainty, shall include the shares or other ownership interests of a single purpose entity (or any parent thereof) which holds only such assets and other rights and collateral arising from or connected therewith) and to which the lender has recourse.

        "Permitted Liens" means:

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  liens upon rights-of-way for pipeline purposes;

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  any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

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  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture, or to designate a purchaser of, any property;

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  liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested in good faith at the time by TC PipeLines or any Subsidiary;

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  liens of, or to secure performance of, leases;

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  any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

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  any lien upon property or assets acquired or sold by TC PipeLines or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

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  any lien incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

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  any lien in favor of TC PipeLines or any Subsidiary;

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  any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by TC PipeLines or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

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  any lien securing industrial development, pollution control or similar revenue bonds;

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  any lien securing debt of TC PipeLines or any Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding securities under the Indenture (including the debt securities) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the Indenture (including the debt securities), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by TC PipeLines or any Subsidiary in connection therewith;

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  liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

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  any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

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  all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and

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  the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the consolidated balance sheet of TC PipeLines and its consolidated subsidiaries for TC PipeLines' most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

Restrictions on Sale-Leasebacks

        The Senior Indenture may provide that we will not, and will not permit any Subsidiary to, engage in the sale or transfer by TC PipeLines or any Subsidiary of any property or assets to a person (other than TC PipeLines or a Subsidiary) and the taking back by TC PipeLines or any Subsidiary, as the case may be, of a lease of such property or assets (a "Sale-Leaseback Transaction"), unless:

  (1)
  such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

  (2)
  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

  (3)
  TC PipeLines or such Subsidiary would be entitled to incur debt secured by a lien on the property or assets subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the Securities; or

  (4)
  TC PipeLines or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of Pari Passu Debt of the Partnership, or (B) the expenditure or expenditures for property or assets used or to be used in the ordinary course of business of the Partnership or its Subsidiaries.

        "Pari Passu Debt" means any debt of TC PipeLines, whether outstanding on the date any securities are issued under the Indenture or thereafter created, incurred or assumed, unless in the case of any particular debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such debt shall be subordinated in right of payment to the securities.

        Notwithstanding the foregoing, TC PipeLines may, and may permit any of its Subsidiaries to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4) above; provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt (other than the senior debt securities) secured by liens upon any property or assets of TC PipeLines or its Subsidiaries not excepted by clauses (1) through (12) of the second paragraph of the limitation on liens covenant described above, do not exceed 15% of the Consolidated Net Tangible Assets.

Provisions Only in the Subordinated Indenture

Subordinated Debt Securities Subordinated to Senior Debt

        The subordinated debt securities will rank junior in right of payment to all of our Senior Debt. "Senior Debt" is defined to include all notes or other evidences of indebtedness, including our guarantees for money we borrowed, not expressed to be subordinate or junior in right of payment to any other of our indebtedness.

Payment Blockages

        The subordinated indenture may provide that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event that we fail to pay when due any amounts on any Senior Debt and in other instances specified in the indenture.

No Limitation on Amount of Senior Debt

        The subordinated indenture will not limit the amount of Senior Debt that we may incur.

Consolidation, Merger or Asset Sale

        We may not consolidate with or merge into any other entity or sell, lease or transfer our properties and assets as, or substantially as, an entirety to, any entity, unless:

  •
  (a) in the case of a merger, TC PipeLines is the surviving entity, or (b) the entity formed by such consolidation or into which TC PipeLines is merged or the entity which acquires by sale or transfer, or which leases, the properties and assets of TC PipeLines as, or substantially as, an entity expressly assumes the due and punctual payment of the principal of and any premium and interest on all the debt securities under the Indentures and the performance or observance of every covenant of the Indentures on the part of TC PipeLines to be performed or observed and shall have expressly provided for conversion rights in respect of any series of outstanding securities with conversion rights;

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  the surviving entity or successor entity is an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

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  immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

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  TC PipeLines has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, sale, transfer or lease and such supplemental indenture required, if any, comply with the Indentures and that all conditions precedent herein provided for relating to such transaction have been complied with.

Modification of Indentures

        We may modify or amend each Indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the Indenture affected by the modification or amendment consent to it. Without the consent of each outstanding debt security affected, however, no modification may:

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  change the stated maturity of the principal of or any installment of principal of or interest on any debt security;

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  reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security;

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  reduce the principal amount of an original discount debt security payable upon acceleration of maturity;

  •
  change the place of payment where any debt security or any premium or interest on any debt security is payable;

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  change the coin or currency in which any debt security or any premium or interest on any debt security is payable;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the Indenture, to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

  •
  modify any of the above provisions.

        We may modify or amend the Indenture without the consent of any holders of the debt securities in certain circumstances or for certain purposes, including:

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  to secure the senior debt securities as described above under "Provisions Only in the Senior Indenture-Limitations on Liens";

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  to provide for the assumption of our obligations under the Indenture and the debt securities by a successor upon any merger, consolidation or asset transfer;

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  to add covenants and events of default or to surrender any rights we have under the Indenture;

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  to make any change that does not adversely affect any outstanding debt securities of a series in any material respect;

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  to supplement the Indenture in order to establish a new series under the Indenture;

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  to cure any ambiguity, omission, defect or inconsistency;

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  to provide for successor trustees;

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  to qualify the Indenture under the Trust Indenture Act;

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  to provide for uncertificated securities in addition to certificated securities;

  •
  to supplement any provision of the Indenture necessary to permit or facilitate the defeasance and discharge of any series of Securities so long as that action does not adversely affect the interests of the holders of any outstanding securities; and

  •
  to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the securities may be listed or traded.

        The holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults under the Indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Events of Default and Remedies

        "Event of Default" when used in an Indenture, may mean any of the following:

  •
  failure to pay the principal of or any premium on any debt security when due;

  •
  failure to pay interest on any debt security for 60 days;

  •
  failure to perform any other covenant or warranty in the Indenture that continues for 90 days after being given written notice;

  •
  certain events of bankruptcy, insolvency or reorganization of TC PipeLines; or

  •
  any other Event of Default included in any Indenture or supplemental indenture.

        The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

        If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

        Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities.

Registration of Notes

        We may issue debt securities of a series in registered, bearer, coupon or global form.

Minimum Denominations

        Unless the prospectus supplement for each issuance of debt securities states otherwise the securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

No Personal Liability of General Partner

        Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, the General Partner and its directors, officers, employees and shareholders will not have any liability for our obligations under the Indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Payment and Transfer

        Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the Indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

        Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Form, Exchange, Registration and Transfer

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        We will appoint the trustee under each Indenture as security registrar for the debt securities issued under that Indenture. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities. In the case of any redemption in part, we will not be required:

  •
  to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption; or

  •
  to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Discharging Our Obligations

        We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. We may discharge our obligations under the Indentures or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders of debt securities having to recognize taxable income or loss or subject then to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Book Entry, Delivery and Form

        The following information in this section concerning DTC and DTC's book-entry system has been obtained from DTC and other sources that the Company believes to be reliable, but none of the Company, the Issuer or the Underwriters takes any responsibility for the accuracy or completeness of such information.

        The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

        Unless otherwise stated in any prospectus supplement, the Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered securities certificate will be issued for the debt securities, in the aggregate principal amount of the debt securities, and will be deposited with DTC.

        DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has S&P's highest rating: AAA. The DTC Rules applicable to its

Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of debt securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the debt securities, such as redemptions, tenders, defaults, and proposed amendments to the debt securities documents. For example, Beneficial Owners of debt securities may wish to ascertain that the nominee holding the debt securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

        Redemption notices will be sent to DTC. If less than all the debt securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the debt securities.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to debt securities unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds, distributions, and interest payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detailed information from the Issuer or the Trustee, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with debt securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC nor its nominee, the Trustee, or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Issuer or the Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        A Beneficial Owner shall give notice to elect to have its debt securities purchased or tendered, through its Participant, to any Tender/Remarketing Agent, and shall effect delivery of such debt securities by causing the Direct Participant to transfer the Participant's interest in the debt securities, on DTC's records, to the Tender/Remarketing Agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the debt securities are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered securities to the Tender/Remarketing Agent's DTC account.

        DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to the Issuer or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, securities certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, securities certificates will be printed and delivered.

The Trustee

Resignation or Removal of Trustee

        Under provisions of the Indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the Subordinated Indenture or the Senior Indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the Senior Indenture or the Subordinated Indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture. We may appoint a separate trustee for any series of debt securities. We use the term "Trustee" to refer to the trustee appointed with respect to any such series of debt securities. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series.

Limitations on Trustee if it is a Creditor of TC PipeLines

        Each Indenture may contain certain limitations on the right of the Trustee thereunder, in the event that it becomes a creditor of TC PipeLines, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

        The Trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the Trustee's eligibility to serve as such, the priority of the Trustee's claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the debt securities.

Certificates and Opinions to be Furnished to Trustee

        Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

 TAX CONSIDERATIONS

        This section is a summary of material federal income tax considerations that may be relevant to an investment in our common units and, unless otherwise noted in the following discussion, expresses the opinion of Orrick, Herrington & Sutcliffe LLP, our tax counsel, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        The following discussion does not address all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, partnerships, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds. Accordingly, we recommend that you consult and depend on your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of an investment in our securities.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations we make.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on the opinion of Orrick, Herrington & Sutcliffe LLP in this regard. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

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  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales");

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  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "— Disposition of Common Units — Allocations Between Transferors and Transferees"); and

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  whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "— Tax Consequences of Unit Ownership — Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted tax basis in his partnership interest.

        No ruling has been or will be sought from the IRS with respect to our classification as a partnership for federal income tax purposes or as to the classification as partnerships of the Intermediate Partnerships or the Operating Partnerships, whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders. Instead we have relied on the opinion of counsel that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and representations described below, we, the Intermediate Partnerships and the Operating Partnerships will each be classified as a partnership for federal income tax purposes.

        In rendering its opinion that we, the Intermediate Partnerships and the Operating Partnerships have been and will continue to be treated as partnerships for federal income tax purposes, Orrick, Herrington & Sutcliffe LLP has relied on the factual representations made by us and the general partner, including:

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  None of TC PipeLines or any of the Intermediate Partnerships or the Operating Partnerships has elected or will elect to be treated as an association or corporation, and none of the Intermediate Partnerships or the Operating Partnerships has ever been a publicly-traded partnership;

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  For each taxable year, more than 90% of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas, its products and naturally occurring carbon dioxide, or other items of income as to which counsel has or will opine are "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

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  Neither we nor any Intermediate Partnership or Operating Partnership has engaged or will engage in any significant activity other than the transportation (within the meaning of Section 7704(d) of the Internal Revenue Code) of natural gas without first receiving an opinion of counsel to the effect that such activity will not cause TC Pipelines or any Intermediate Partnership or Operating Partnership to have income that is not qualifying income.

        Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing of natural gas. Other types of qualifying income include interest from other than a financial business, dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We have satisfied the qualifying income test in each taxable year to date. We estimate that less than 4% of our current gross income is not qualifying income. The percentage of our gross income that constitutes qualifying income could change from time to time, but we project that the amount of non-qualifying gross income will not approach 10% of our gross income in any year. Based upon and subject to this estimate and projection, the factual representations made by us and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income constitutes qualifying income.

        If we fail to meet the qualifying income exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and TC PipeLines, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If any of TC PipeLines, an Intermediate Partnership or an Operating Partnership were treated as an association taxable as a corporation in any taxable year, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its equity holders, and its net income would be taxed to it at corporate rates. In addition, any distributions by the affected entity to its equity holders would be treated as either taxable dividend income, to the extent of its current or accumulated earnings and profits, or, in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder's tax basis in its equity interest in the entity, or as taxable capital gain, after the holder's tax basis in the equity interest is reduced to zero. Accordingly, treatment of TC PipeLines or any of the Intermediate Partnerships or the Operating Partnerships as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

        The discussion below is based on Orrick, Herrington & Sutcliffe LLP's opinion that we, the Intermediate Partnerships and the Operating Partnerships will each be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of TC PipeLines will be treated as partners of TC PipeLines for federal income tax purposes. Assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will also be treated as partners of TC PipeLines for federal income tax purposes. Because there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such common units for federal income tax purposes. Please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. Such holders are urged to consult their own tax advisors with respect to their status as partners of TC PipeLines for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution. Each unitholder must include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "— Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "— Limitations on the Deductibility of Our Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income which will equal the excess of the non-pro rata portion of the distribution over the unitholder's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder will have an initial tax basis for his common units equal to the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities.

        Limitations on Deductibility of Our Losses.    The deduction by a unitholder of his share of our losses will be limited to his tax basis in his common units and, in the case of an individual unitholder or a corporate unitholder who is subject to the "at risk" rules, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder must recapture losses deducted in previous years to the extent that our distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in the future to the extent that his at risk amount is subsequently increased, provided such losses do not exceed his tax basis in his common units. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitations in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold his common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset future income we generate and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses we generate, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction are allocated among the general partner and the unitholders in accordance with their respective percentage interests in us. At any time that incentive distributions are made to the general partner, gross income is allocated to the general partner to the extent of these distributions. If we have a net loss, that loss is generally allocated first, to our general partner and the unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts, as maintained under the partnership agreement, and second, to our general partner.

        Specified items of our income, deduction, gain and loss are allocated to account for the difference between the tax basis and fair market value of property contributed to us and to account for the difference between the tax basis and the fair market value of our property at the time of the offering of units in accordance with Section 704 of the Internal Revenue Code and the Treasury Regulations thereunder. The effect of these allocations to a unitholder purchasing common units in an offering, including the offering made pursuant to this prospectus, will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. In addition, items of recapture income are allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income. Finally, although we do not expect that our operations will result in the creation of negative capital accounts to unitholders, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account and "tax" capital account, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to us, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation. Orrick, Herrington & Sutcliffe LLP is of the opinion that, with the exception of the issues described in "— Tax Consequences of Unit Ownership — Section 754 Election" and "— Disposition of Common Units — Allocations Between Transferors and Transferees," the allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust subsequent distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

        Treatment of Short Sales.    A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of ownership of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

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  all of these distributions would appear to be treated as ordinary income.

        Counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "— Disposition of Common Units — Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any of our items of income, gain, deduction or loss for purposes of the alternative minimum tax. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Treasury Regulations under Section 743 of the Internal Revenue Code require a partnership that adopts the remedial allocation method (which we have adopted) to depreciate any portion of the Section 743(b) adjustment attributable to Section 704(c) built-in gain on recovery property under Section 168 of the Internal Revenue Code over the remaining recovery period for such Section 704(c) built-in gain. Treasury Regulations under Section 197 similarly require any portion of the Section 743(b) adjustment attributable to Section 704(c) built-in gain on amortizable Section 197 intangibles to be amortized over the remaining amortization period for such Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 of the Internal Revenue Code is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, we have adopted a convention to preserve the uniformity of common units even if that convention is not consistent with specified Treasury Regulations. Please read "— Uniformity of Common Units."

        Although counsel is unable to opine as to the validity of this method because there is no direct or indirect controlling authority on this issue, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of property contributed to us, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. Please read "— Uniformity of Common Units."

        A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than such common units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or adversely by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. The allocation of the Section 743(b) adjustment must be made in accordance with the Internal Revenue Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment allocated by us to tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets.. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and the deductions resulting from them reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our view, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "— Disposition of Common Units — Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The adjusted tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately adjusted gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any offering will be borne by the general partner and other unitholders as of that time. Please read "— Tax Treatment of Unitholders — Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own may be required to recapture those deductions as ordinary income upon a sale of his interest in us. Please read "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction" and "— Disposition of Common Units — Recognition of Gain or Loss."

        The costs incurred in selling our common units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized. The underwriting discounts and commissions we incur are treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates as to the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to these adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    A unitholder will recognize gain or loss on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Gain or loss recognized on the sale of common units held for more than 12 months will generally be taxed as long-term capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals the amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult with his tax advisor as to the possible consequences of the application of this ruling and the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or a related person enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the NASDAQ National Market on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of common units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns common units at any time during a quarter and who disposes of these common units prior to the record date set for a cash distribution with respect to that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange (or, if earlier, January 15 of the year following the sale). A purchaser of units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements. Additionally, a transferee of a common unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

        Constructive Termination.    We will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before to the termination.

Uniformity of Common Units

        Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulations dealing with Section 743 adjustments. Any non-uniformity could have a negative impact on the value of the common units. Please read "— Tax Consequences of Unit Ownership — Section 754 Election."

        Consistent with the regulations under Section 743, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743, but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to apply with respect to a material portion of our assets. To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This approach will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. Counsel has not opined as to the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read "— Disposition of Common Units — Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens and foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder.

        Non-resident aliens and foreign corporations, trusts or estates which hold common units will be considered to be engaged in business in the United States because of ownership of common units. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, we will withhold at applicable rates on actual cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN (or other applicable form) in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

        Because a foreign corporation which owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. An income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident" may reduce or eliminate this tax. In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        The IRS has ruled that a foreign partner who sells or otherwise disposes of an interest in a partnership will be subject to federal income tax on gain realized on the disposition of that partnership interest to the extent that the gain is deemed to be effectively connected with a United States trade or business of the foreign partner. Apart from this ruling, a foreign partner would not be taxed upon the disposition of a common unit if that foreign unitholder has held less than 5% in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the disposition.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. Any of these conventions may not yield a result which conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. Our partnership agreement appoints the general partner as our tax matters partner.

        The tax matters partner will make some elections on our behalf and on behalf of the unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is

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  a person that is not a United States person,

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  a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

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  a tax-exempt entity;

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  the amount and description of common units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

        Reportable Transactions.    Treasury regulations require taxpayers to report certain information on IRS Form 8886 if they participate in a "reportable transaction." Unitholders may be required to file this form with the IRS if we participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million in any single tax year or $4 million in any combination of tax years. Each unitholder is urged to consult with his own tax advisor concerning the application of any of these factors to his ownership of common units. Our participation in a reportable transaction could increase the likelihood that our federal income tax return (and possibly your tax return) would be audited by the IRS. Please read "— Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the Code:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described below at "— Accuracy-Related Penalties,"

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

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  for which there is, or was, "substantial authority"; or

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  as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

        If any item of our income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to "tax shelters," a term that in this context does not appear to include us.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

        In addition to federal income taxes, a unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "— Tax Consequences of Unit Ownership — Entity-Level Collections."

        It is the responsibility of each unitholder to investigate the legal and tax consequences under the laws of pertinent jurisdictions of his investment in us. Accordingly, we recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as U.S. federal and non-U.S., tax returns that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the ownership and disposition of debt securities will be included in the prospectus supplement relating to the offering of debt securities.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Internal Revenue Code if such plans are subject to Title I of ERISA or Section 4975 of the Internal Revenue Code. As used herein, the term "employee benefit plan" or "plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans, and tax-deferred annuities or individual retirement accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to:

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  whether such investment is prudent under Section 404(a)(1)(B) of ERISA;

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  whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA;

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  the fact that such investment could result in recognition of unrelated business taxable income by such plan even if there is no net income and, if so, the potential after-tax return could be reduced;

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  the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor; and

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  whether, as a result of the investment, such plan will be required to file an exempt organization business income tax return with the IRS.

        The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a prudent investment for such plan.

        In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, the general partner also would be a fiduciary of such plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit an employee benefit plan from engaging in transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. These provisions also apply to individual retirement accounts which are not subject to Title I of ERISA. The U.S. Department of Labor issued final regulations on November 13, 1986 that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

  (1)
  the equity interests acquired by employee benefit plans or other "benefit plan investors" (as defined in Section 3(42) of ERISA) are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws;

  (2)
  the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  (3)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Internal Revenue Code, and any entities whose underlying assets include "plan assets" by reason of a plan's investments in the entity.

        Our assets would not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above. Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby:

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  directly to purchasers,

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  through agents, or

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  through underwriters or dealers.

        We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us or to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        We may engage one or more firms to act as our agent (the "Offering Agent") for one or more offerings, from time to time, of our common units. If we reach agreement with the Offering Agent with respect to a specific offering, including the number of common units and any minimum price below which sales may not be made, then the Offering Agent would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such common units on the agreed terms. The Offering Agent could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act, including sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. The Offering Agent will be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, with respect to any sales effected through an "at the market" offering.

        Common units and debt securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

LEGAL MATTERS

        Certain legal and tax matters in connection with the units will be passed upon by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, as our counsel.

 EXPERTS

        The consolidated financial statements of TC PipeLines, LP and its subsidiaries as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent chartered accountants, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Great Lakes Gas Transmission Limited Partnership as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements and schedule of Northern Border Pipeline Company as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accountants, and upon the authority of said firm as experts in accounting and auditing.

 5,000,000 Common Units

P R O S P E C T U S  S U P P L E M E N T

                , 2009

Joint Book-Running Managers

Citi

BofA Merrill Lynch

Morgan Stanley

UBS Investment Bank

Senior Co-Managers

J.P. Morgan
Wells Fargo Securities

QuickLinks

TABLES OF CONTENTS
SUMMARY
TC PipeLines, LP
The Offering
Summary Historical Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS
DESCRIPTION OF COMMON UNITS
TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
ABOUT TC PIPELINES, LP
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF COMMON UNITS
DESCRIPTION OF DEBT SECURITIES
TAX CONSIDERATIONS
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS